EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in each of Registration Statements No. 33-36976, 33-62021, 333-112890 and No. 333-07129 on Form S-8 of our reports dated March 15, 2006, relating to the financial statements and financial statement schedule of Lufkin Industries, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lufkin Industries, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Houston, Texas
March 15, 2006